Exhibit 10.28

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made by and between Scott Painter (“Painter”) and TrueCar, Inc. (“Company”) (collectively, “Parties” or individually, a “Party”).

RECITALS

WHEREAS, Painter was and is currently employed by the Company as its Chief Executive Officer (“CEO”);

WHEREAS, Painter was and is currently a member of and the Chair of the Company’s Board of Directors (the “Board”);

WHEREAS, Painter signed that certain At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company’s predecessor and former affiliate, Zag.com Inc., on April 19, 2009 (the “Confidentiality Agreement”);

WHEREAS, Painter and Zag.com entered into that certain Amended and Restated Employment Agreement on or about June 1, 2010 (the “Prior Employment Agreement”);

WHEREAS, the Parties entered into that certain Amended and Restated Scott Painter Employment Agreement effective as of December 20, 2012, and including those provisions of the Prior Employment Agreement expressly incorporated therein (the “Employment Agreement”);
WHEREAS, the Company and Painter have entered into certain Stock Option Agreements granting Painter the option to purchase shares of the Company’s common stock (each such grant, an “Option Grant”) and have entered into certain Restricted Stock Unit Award Agreements granting Painter the right to receive an award of Restricted Stock Units (the “RSU Awards”) (collectively, the “Equity Grants”), each such Equity Grant as set forth more particularly on Exhibit A and each subject to the terms and conditions of the Company’s applicable equity plan under which it was granted, and the terms and conditions of the Stock Option Agreement, the Restricted Stock Unit Award Agreement, or the Employment Agreement, as applicable, related to the award (collectively, “Stock Agreements”);

WHEREAS, Painter has previously announced his intention to resign as CEO effective upon the earlier of December 31, 2015 or the identification of his successor;

WHEREAS, Painter and the Company mutually desire to: (i) provide for an orderly transition of Painter’s responsibilities to the Company’s successor CEO; (ii) arrange for Painter to continue to provide certain advisory services to the Company subsequent to his resignation; (iii) provide for Painter’s transition from the Board; and (iv) resolve any and all other issues between Painter and the Company, whether economic or otherwise;

WHEREAS, the Parties further mutually desire to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Parties may have against one another, including but not limited to any and all claims arising out of or in any way related to the Prior Employment Agreement, the Employment Agreement, the Stock Agreements, Painter’s employment by or separation from the Company, Painter’s Board service, Painter’s Equity Grants, or any other act or omission predating the Effective Date of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Painter hereby agree as follows:

COVENANTS

1.Resignations. Effective as of 9:00 a.m. Pacific Standard Time on December 15, 2015 (the “Termination Date”), Painter hereby resigns his employment with the Company and from all offices, directorships, and other positions he now holds or has in the past held with the Company and any of its subsidiaries and affiliates (the “Resignations”), including without limitation: (i) his position and employment as CEO; (ii) his office as Chair of the Board; (iii) his directorship as Member of the Board; and (iv) all offices, positions, and directorships held by him with any subsidiary or affiliate of the Company. Without limiting the efficacy of the foregoing Resignations, Painter and the Company shall promptly execute such ancillary ministerial documents, if any, as may be reasonably required to document such resignations consistent with standard corporate recordkeeping and board governance practices, provided, however, that such ancillary ministerial documents shall not contradict or supersede any material provision of this Agreement.

2.Press Release. The Company shall issue a press release in connection with the Resignations and the retention of the successor CEO that shall contain provisions substantially in the form of Exhibit B

3.Payment of Earned Compensation.

(a)
Painter will be paid all outstanding, accrued base salary earned by him through the Termination Date at the 2015 base salary rate of $472,500 (the “Base Salary”), with such payment being made no later than the Termination Date.

(b)
Painter will be paid a bonus related to the third and fourth quarters of 2015 in the amount of $94,500 (the “2015 Bonus”). The 2015 Bonus will be paid to Painter at the same time that Q4 2015 bonus payments are made to other executives of the Company. The third quarter component of the 2015 Bonus was calculated in a manner consistent with the methodology utilized for calculating third quarter bonuses for other members of the Company’s senior management team, and the fourth quarter component of the 2015 Bonus represents a good-faith estimate based upon the same consistent methodology.

(c)
Painter acknowledges that upon receipt of the Base Salary and 2015 Bonus payments specified in this Section 3, he will have been fully paid any and all compensation or benefits due and owing to him, including all salary, wages, bonuses, accrued vacation, paid time off or paid leave, incentive payments, profit-sharing payments, premiums, housing allowances, relocation costs, interest, severance, outplacement costs, attorneys’ fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits or compensation of any form. Painter further acknowledges and agrees that, other than the Termination Benefits specified in Section 4 below, he is not entitled to any further pay or benefit of any kind, including any bonuses or other incentive compensation, for services rendered or any other reason.

4.Termination Benefits. If Painter signs this Agreement within the twenty one (21) day consideration period specified in Section 12 below, does not revoke the Agreement, and fully abides by its terms, the Company agrees to pay as severance to Painter the following “Termination Benefits”:

(a)
An amount equal to the prorated Base Salary (at the annual rate of $472,500) that Painter would have earned for the period from the Termination Date through December 31, 2015 if he had remained employed with the Company during that period.

(b)
An amount equal to the Base Salary (at the annual rate of $472,500) that Painter would have earned for the period from January 1, 2016 through December 31, 2016, if he had remained employed with the Company during that period.

(c)
The Termination Benefit payable by the Company to Painter under Section 4(a) shall be paid in a single installment on the Company’s normal payroll cycle, with such payment expected to occur on or around December 31, 2015. The Termination Benefits payable by the Company to Painter under Section 4(b) shall be made in twenty-four (24) equal semi-monthly installments on the Company’s normal payroll cycle commencing on the Company’s first payroll cycle in 2016, with the first of such payments expected to occur on or around January 15, 2016 and the last of such payments expected to occur on or around December 31, 2016. The Company will withhold the appropriate federal, state and local taxes, as determined by the Company, from all Termination Benefits paid under this Agreement. Painter acknowledges that the Company makes no representations or warranties with respect to the tax treatment by any local, state or federal taxing authority of payments made under this Agreement.

5.Acknowledgement. Painter acknowledges and agrees that the Termination Benefits provided for in Section 4(a) and (b) above are not compensation for Painter’s services rendered through the Termination Date, but rather constitute consideration for the promises contained in this Agreement, and are above and beyond any wages or salary or other sums to which Painter is entitled from the Company under the terms of the Employment Agreement or the Stock Agreements, as a result of Painter’s employment with the Company or Board service, or under any other contract or law.

6.Termination of Employment and Employment Agreement; Survival of Confidentiality Agreement. Effective as of the Termination Date, Painter’s employment with the Company and all provisions of the Employment Agreement shall be and hereby are terminated, except that the Confidentiality Agreement and Sections 1(c), 14, and 18 of the Employment Agreement shall survive the execution of this Agreement and shall continue in full force and effect after the Termination Date. In the event that there is any direct and irreconcilable conflict between this Agreement and the Confidentiality Agreement, this Agreement shall control.

7.Limited Advisory Services. In consideration of the mutual promises and covenants set forth in this Agreement, unless terminated earlier for “Cause” (as defined below), Painter shall provide limited advisory services to the Company (the “Advisory Services), as described more fully below, beginning on the Termination Date and continuing through and including the “Advisory Services Termination Date,” which shall be the earlier of: (i) May 31, 2018; or (ii) the termination of the Advisory Services for “Cause” (as defined below). The Advisory Services shall be subject to the following terms and conditions:

(a)
The Advisory Services shall be terminable by the Company only for “Cause,” defined as: (i) Painter’s being convicted of, or entering a plea of nolo contendere to, any felony; or (ii) Painter’s willful and knowing violation of any federal or state law or regulation applicable to the business of the Company which willful and knowing violation would reasonably be expected to have a material detrimental effect on the Company.

(b)
The Company shall pay Painter an “Advisory Service Fee” at the annual rate of $100,000 per year from the commencement of the Advisory Services on the Termination Date, through the Advisory Services Termination Date (such period, the “Advisory Service Term”). The Advisory Service Fee shall be payable in equal monthly installments, provided, however, that the installment payments shall be pro-rated on a calendar day basis for any partial months of the Advisory Service Term. Each installment payment for the Advisory Service Fee shall be due on the first business day of the month immediately following a month constituting a portion of the Advisory Service Term.

(c)
The payments to Painter for the Advisory Service Fee shall be subject to and reduced by any and all applicable payroll and other tax withholding requirements and shall be subject to all applicable reporting requirements.

(d)
During the Advisory Service Term, Painter shall make himself reasonably available at mutually agreeable times and places and/or by telephone to assist in the transition of responsibility to the successor CEO and to respond to such inquiries as the Company may reasonably make of Painter from time to time (each such request, an “Advisory Request”).

(e)	An Advisory Request may be initiated only by the CEO, the Chief Financial Officer, or the Chair of the Board.

8.Equity.

(a)
The treatment of Painter’s various Equity Grants shall be as set forth in Exhibit A, which Exhibit A is represented and warranted by the Company to be true and correct to the best of the Company’s knowledge, information, and belief with respect to Painter’s Equity Grants that have not been previously exercised and/or remain subject to future vesting. Pursuant to the terms of the Option Grants, such Option Grants generally must be exercised within ninety (90) days following the date on which Painter ceases to be a Service Provider (as defined in the Option Grant documentation), subject to such Option Grants terminating earlier by their terms. Accordingly, subject to such Option Grants terminating earlier by their terms, it is expected that Painter shall have the right to exercise such Option Grants within ninety (90) days of the Advisory Services Termination Date. As provided for in the underlying Option Grants, all of Painter’s Option Grants expire ten (10) years from the date of grant.

(b)
The Company shall pay Painter $100,000 for the surrender and cancellation of those certain Option Grants issued on April 21, 2014 and indicated as “Surrendered and cancelled under Separation Agreement” on Exhibit A, i.e. TrueCar Grant Nos.: (i) ZA2558NQ; (ii) ZA2559NQ; and (iii) ZA2560NQ.

(c)
Painter acknowledges and agrees that those certain Option Grants issued on April 21, 2014 and indicated as “Surrendered and cancelled under Separation Agreement” on Exhibit A, i.e. TrueCar Grant Nos.: (i) ZA2558NQ; (ii) ZA2559NQ; and (iii) ZA2560NQ, shall be automatically forfeited and cancelled as of the Effective Date without further compensation or payment by the Company except the $100,000 payment provided for above.

(d)	Painter acknowledges and agrees that his Equity Grants are and shall remain subject to all applicable tax withholding and reporting requirements.

9.Office Space. Upon Painter’s reasonable request, the Company may, from time to time, at its election and in its sole discretion, make office space available to Painter at the Company’s “Clock Tower” offices, if available, for his use.

10.Health Insurance Benefits. Painter’s health insurance benefits, including but not limited to the component of such benefits known as “BeniComp,” shall be continued in the same manner provided to other senior executives of the Company through and including, and shall cease upon, the Advisory Services Termination Date, subject to Painter’s right, if applicable, to continue his health insurance under COBRA at that time. Except as provided in this Section 10, as of the Termination Date, Painter shall no longer be eligible to participate in any of the Company’s benefit plans, including, but not limited to, any dental or medical insurance, long term care plans, retirement or 401(k) plans, vacation leave, sick leave, long term disability insurance, life insurance, or personal accident insurance. Painter may be eligible to participate in a healthcare continuation coverage program such as COBRA if Painter timely elects such COBRA continuation coverage.

11.Pursuit of Consumer Finance Opportunities. The Company acknowledges and agrees that Painter may pursue business ideas or opportunities related to auto finance, including, but not limited to, the consumer finance concept presented by Painter at the TrueCar Strategic Planning Summit held on June 24, 2015 at Casa del Mar in Santa Monica, California, and that the pursuit of such business ideas or opportunities shall not violate the terms of this Agreement or the Confidentiality Agreement, provided, however, that Painter shall not use the term “True” or any other terms that are confusingly similar to any of the Company’s protected trademarks in connection with such business ideas or opportunities.

12.Payment of Salary and Receipt of All Benefits. Painter acknowledges and represents that, other than as expressly set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Painter.

13.Release of Claims by Painter. Painter agrees that the consideration provided by this Agreement represents settlement in full of all outstanding obligations owed to Painter by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, “Company Releasees”). Accordingly, and except with respect to the obligations created or preserved by this Agreement, Painter, on his own behalf and, insofar as permitted by law, on behalf of his heirs, family members, executors, agents, and assigns (collectively, the Painter Releasors)

hereby and forever releases the Company Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Painter or the Painter Releasors may possess against any of the Company Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

(a)	any and all claims relating to, or arising from, Painter’s employment relationship with the Company and the termination of that relationship;

(b)
any and all claims relating to, or arising from, Painter’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)
any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

(d)
any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Workers’ Compensation Act; and the California Fair Employment and Housing Act; the Unruh Civil Rights Act; the California Equal Pay Law; the California Unfair Business Practices Act; the California Worker Adjustment and Retraining Notification Act; and the California Fair Employment and Housing Act;

(e)	any and all claims for violation of the federal or any state constitution;

(f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

(g)	any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Painter as a result of this Agreement; and

(h)	any and all claims for attorneys’ fees and costs.

Painter agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. This release does not release claims that cannot be released as a matter of law, including, but not limited to, Painter’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Painter the right to recover any monetary damages against the Company; Painter’s release of claims herein bars Painter from recovering such monetary relief from the Company). Painter represents that he has made no assignment or transfer of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Agreement.

14.Acknowledgment of Waiver of Claims under ADEA. With respect to the Release of Claims by Painter contained in this Agreement, Painter agrees and understands that by signing this Agreement, Painter is specifically releasing all claims under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621 et seq. (the “ADEA”). Painter acknowledges that he has carefully read and understands this Agreement in its entirety, and executes it voluntarily and without coercion.

(a)
Consideration Period. Painter is hereby advised to consult with a competent, independent legal and tax professionals of Painter’s choice, at his expense, regarding the legal and tax effects of this Agreement before signing it. Painter shall have twenty-one (21) days from receipt of this Agreement to consider whether to execute it, but Painter may voluntarily choose to execute this Agreement before the end of the twenty-one (21) day period.

(b)
Revocation Period. Painter understands that he has seven (7) days following his execution of this Agreement to revoke it in writing, and that this Agreement is not effective or enforceable until after this seven (7) day period has expired without revocation. If Painter wishes to revoke this Agreement after signing it, he must provide written notice of his decision to revoke the Agreement to the Company by no later than 12:01 a.m. on the eighth (8th) calendar day after the date by which Painter has signed this Agreement.

(c)
Nothing in this Agreement prevents or precludes Painter from challenging or seeking a determination in good faith of the validity of the ADEA waiver in this Agreement, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law.

15.Release of Claims by the Company. The Company agrees that the consideration provided by this Agreement represents settlement in full of all outstanding obligations owed to the Company by Painter, his heirs, family members, executors, agents, and assigns (collectively, the “Painter Releasees”). Accordingly, and except with respect to the obligations created or preserved by this Agreement, the Company, on its own behalf and, insofar as permitted by law, on behalf of its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Company Releasors”) hereby and forever releases the Painter Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that the Company or the Company Releasors may possess against any of the Painter Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement.

16.California Civil Code Section 1542. The Parties acknowledge that they have each been advised to consult with legal counsel and are familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The Parties each, being aware of said code section, agree to expressly waive any rights they may have thereunder, as well as under any other statute or common law principles of similar effect.

17.No Pending or Future Lawsuits. Painter represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Company Releasees. Painter also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Company Releasees.

18.Confidentiality. Except as publicly disclosed by the Company, including but not limited to public disclosure through the Company’s public filings, its press releases, or its comments to the media, Painter agrees to maintain in complete confidence the terms of this Agreement and the consideration for this Agreement (such information not publicly disclosed by the Company hereinafter collectively referred to as “Undisclosed Separation Information”). Except as required by law, Painter may disclose Undisclosed Separation Information only to his immediate family members, the Court or arbitrator in any proceedings to enforce the terms of this Agreement, Painter’s attorneys, and Painter’s accountants and any professional tax or other financial advisors to the extent that they need to know the Undisclosed Separation Information in order to provide advice on tax treatment or to prepare tax returns or to provide other financial advice, and must prevent disclosure of any Undisclosed Separation Information to all other third parties. Painter agrees that he will not publicize, directly or indirectly, any Undisclosed Separation Information.

19.Trade Secrets and Confidential Information/Company Property. Painter reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including but not limited to the provisions therein regarding arbitration, nondisclosure of the Company’s trade secrets and confidential and proprietary information, and as defined by Section 23 of this Agtreement, the nonsolicitation of Company employees. Painter’s signature below constitutes his certification under penalty of perjury that he has returned all documents and other items provided to Painter by the Company, developed or obtained by Painter in connection with his employment with the Company, or otherwise belonging to the Company.

20.No Cooperation. Painter agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Company Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Painter agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Company Releasees, Painter shall state no more than that he cannot provide counsel or assistance.

21.Breach. In addition to the rights provided in the “Attorneys’ Fees” section below, Painter acknowledges and agrees that any material breach of this Agreement, unless such breach constitutes a legal action by Painter challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the Termination Benefits to be provided to Painter under this Agreement and to obtain damages, except as provided by law. For the avoidance of doubt, this provision shall not expand or otherwise affect the Company’s limited right to terminate the Advisory Services, which shall remain terminable only for Cause as defined in this Agreement.

22.No Admission of Liability. Painter understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Painter. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Painter or to any third party.

23.Nonsolicitation. Painter agrees that for a period of twelve (12) months immediately following the earlier of May 30, 2018 or the termination of his Advisory Services, Painter shall not directly or indirectly solicit any of the Company’s employees to leave their employment at the Company. For the avoidance of doubt, this provision shall not prohibit Painter or his affiliates from responding to unsolicited inquiries from the Company’s employees with respect to the prospective employment of Company employees by Painter or his affiliates, nor shall this provision prohibit Painter or his affiliates from hiring such Company employees subsequent to the receipt of such unsolicited inquiries.

24.No Effect on Corporate Indemnification. Nothing in this Agreement is intended to or shall be construed to have any effect whatsoever on any indemnification obligations that the Company has or may have to Painter in his capacity as an officer and/or director of the Company, which obligations shall remain as set forth in the Company’s charter and bylaws or as otherwise mandated by operation of law.

25.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

26.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Painter represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

27.No Representations. Painter represents that he has had an opportunity to consult with an attorney regarding the legal and tax effects of this Agreement, and has carefully read and understands the scope and effect of the provisions of this Agreement. Painter has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

28.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

29.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the ADEA waiver in this Agreement, in the event that either Party brings an action to enforce or affect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

30.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Painter concerning the subject matter of this Agreement and Painter’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Painter’s relationship with the Company, with the exception of the Confidentiality Agreement, Sections 1(c), 14, and 18 of the Employment Agreement, and the Stock Agreements, except as modified herein.

31.No Oral Modification. This Agreement may only be amended in a writing signed by Painter and the Company’s Interim Chief Operating Officer and Chief Financial Officer or the Company’s successor Chief Executive Officer.

32.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice/conflict of law provisions. Painter consents to personal and exclusive jurisdiction and venue in the applicable state or federal courts in Los Angeles County, California.

33.Effective Date. Painter understands that this Agreement shall be null and void if not executed by him within 21 days of his receipt of the Agreement. This Agreement will become effective on the eighth (8th) day after Painter signs this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (“Effective Date”).

34.Notices. Any notice contemplated or required by this Agreement (a “Notice”) shall be given in writing, delivered by first-class mail, courier, or overnight delivery service, addressed as follows:

(a)	If to Painter, then to:

Bryan J. Freedman, Esq.
Freedman & Taitelman LLP
1901 Avenue of the Stars, Suite 500
Los Angeles, CA 90067

(b)	If to the Company, then to:

Troy Foster, Chief Legal & Compliance Officer
TrueCar, Inc.
120 Broadway, Suite 200
Santa Monica, CA 90401

Either Party may, by written designation, identify a new or additional representative to receive Notices under this Agreement.

35.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

[Remainder of page intentionally left blank.]

36.Voluntary Execution of Agreement. Painter understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the Company Releasees. Painter acknowledges that:

(a)    he has read this Agreement;

(b)	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

(c)	he understands the terms and consequences of this Agreement and of the releases it contains; and

(d)    he is fully aware of the legal and binding effect of this Agreement.

AGREED TO AND ACCEPTED BY:

SCOTT PAINTER, an individual

Dated: November 19, 2015        /s/ Scott Painter
Scott Painter

TRUECAR, INC.

Dated: November 20, 2015        By:/s/ Michael Guthrie
Michael Guthrie
Chief Financial Officer and
Interim Chief Operating Officer

APPROVED AS TO FORM BY:

Dated: November 19, 2015        /s/ Bryan J. Freedman, Esq.
Bryan J. Freedman, Esq.
Freedman & Taitelman LLP
Counsel for Scott Painter

EXHIBIT A

TREATMENT OF PAINTER’S EQUITY GRANTS

TrueCar: Scott Painter Grants
SP = Service Provider

Grant Type	Grant Date	TrueCar Grant #	Number of Shares Granted	Requires Continued Status as	Vesting End Date	Exercise Price	Status After Execution of Separation Agreement (share numbers reflective of splits)	Shares Expected to be Vested as of 12/15/15 Termination Date (includes options previously exercised or RSUs released)	Shares Vesting During Advisory Services Term (From December 16, 2015 to May 31, 2018)	Options Exercised Prior to 12/15/15 Termination Date
Expected Remaining Outstanding Options as of End of Advisory Services Term on 5/31/18 (assumes no exercise during Advisory Services Term) OR Outstanding RSUs to be Vested and Released During Advisory Services Term

Option	1-May-07	ZA0281 IS/NQ	444,443	SP	21-Aug-10	$ 1.530	Vesting complete. Partially exercised. Fully vested in outstanding 305,372 shares.	444,443		139,071	305,372
Option	1-May-07	ZA0283 IS	31,733	SP	1-May-08	$ 0.360	Previously exercised.
Option	1-May-07	ZA0280 IS	444,444	SP	1-Dec-09	$ 0.360	Previously exercised.
Option	21-Aug-07	ZA0348 IS/NQ	777,777	SP	21-Aug-10	$ 0.495	Vesting complete. Partially exercised. Fully vested in outstanding 644,444 shares.	777,777	0	133,333	644,444
Option	20-Apr-09	ZA0443 IS/NQ/NQ2	672,557	SP	22-Jan-13	$ 0.825	Vesting complete. Partially exercised. Fully vested in outstanding 416,121 shares.	672,557	0	256,436	416,121
Option	19-Nov-09	ZA0479 NQ/NQ2	399,999	SP	19-Nov-13	$ 0.825	Vesting complete. Partially exercised. Fully vested in outstanding 308,332 shares.	399,999	0	91,667	308,332
Option	15-Jul-10	ZA0534 NQ/NQ2	666,666	CEO	1-Jun-14	$ 2.115	Vesting complete. Partially exercised. Fully vested in outstanding 618,940 shares.	666,666	0	47,726	618,940

Grant Type	Grant Date	TrueCar Grant #	Number of Shares Granted	Requires Continued Status as	Vesting End Date	Exercise Price	Status After Execution of Separation Agreement (share numbers reflective of splits)	Shares Expected to be Vested as of 12/15/15 Termination Date (includes options previously exercised or RSUs released)	Shares Vesting During Advisory Services Term (From December 16, 2015 to May 31, 2018)	Options Exercised Prior to 12/15/15 Termination Date
Expected Remaining Outstanding Options as of End of Advisory Services Term on 5/31/18 (assumes no exercise during Advisory Services Term) OR Outstanding RSUs to be Vested and Released During Advisory Services Term

Option	15-Jul-10	ZA0535 NQ	333,333	SP	31-Jul-13	$ 2.115	Vesting complete. Fully vested in outstanding 333,333 shares.	333,333	0	0	333,333
Option	17-Feb-11	ZA0805 NQ/NQ2	533,733	CEO	17-Feb-15	$ 2.835	Vesting complete. Fully vested in outstanding 533,733 shares.	533,733	0	0	533,733
Option	14-Jun-11	ZA0786 NQ/NQ2	359,962	SP	15-Feb-16	$ 3.555	Vesting continues during Advisory Services Term.	344,963	14,999	0	359,962
Option	14-Feb-12	ZA1140 NQ/NQ2	563,904	CEO	14-Feb-16	$ 11.505	Vesting continues to Termination Date.	540,408	0	0	540,408
Option	22-Feb-13	ZA1270 IS/NQ	392,330	CEO	22-Feb-17	$ 7.920	Vesting continues to Termination Date.	269,726	0	0	269,726
Option	2-May-13	ZA1533 NQ	130,776	SP	2-May-17	$ 7.920	Vesting continues during Advisory Services Term.	84,460	46,316	0	130,776
Option	22-Oct-13	ZA1820 NQ	561,296	SP	1-Jan-18	$ 8.880	Vesting continues during Advisory Services Term.	268,954	292,342	0	561,296
Option	28-Jan-14	ZA2190 IS/NQ	112,422	SP	28-Jan-18	$8.895	Vesting continues during Advisory Services Term.	51,527	60,895	—	112,422

Grant Type	Grant Date	TrueCar Grant #	Number of Shares Granted	Requires Continued Status as	Vesting End Date	Exercise Price	Status After Execution of Separation Agreement (share numbers reflective of splits)	Shares Expected to be Vested as of 12/15/15 Termination Date (includes options previously exercised or RSUs released)	Shares Vesting During Advisory Services Term (From December 16, 2015 to May 31, 2018)	Options Exercised Prior to 12/15/15 Termination Date
Expected Remaining Outstanding Options as of End of Advisory Services Term on 5/31/18 (assumes no exercise during Advisory Services Term) OR Outstanding RSUs to be Vested and Released During Advisory Services Term

Option	7-Feb-14	ZA2191 NQ	315,128	CEO	7-Feb-18	$ 9.255	Vesting continues to Termination Date.	144,433	0	0	144,433
Option	7-Feb-14	ZA2192 NQ	130,080	SP	1-Jan-17	$ 9.255	Vesting continues during Advisory Services Term.	94,850	35,230	0	130,080
Option	28-Feb-14	ZA2556 NQ	1,155,000	SP	28-Feb-18	$ 9.255	Vesting continues during Advisory Services Term.	505,312	649,688	0	1,155,000
Option	21-Apr-14	ZA2560 NQ	444,444	SP	28-Feb-18	$ 60.000	Surrendered and cancelled under Separation Agreement.	194,444	0	0	0
Option	21-Apr-14	ZA2558 NQ	444,444	SP	28-Feb-18	$ 30.000	Surrendered and cancelled under Separation Agreement.	194,443	0	0	0
Option	21-Apr-14	ZA2559 NQ	444,444	SP	28-Feb-18	$ 45.000	Surrendered and cancelled under Separation Agreement.	194,444	0	0	0
Option	2-May-14	ZA2606 NQ	599,142 (A)	CEO	1-Feb-19	$12.810	Vesting continues to Termination Date.	124,820	—	—	124,820
RSU	21-May-14	ZA3011OA	78,096 (A)	SP	31-Dec-18	~	Vesting continues during Advisory Services Term.	14,642	48,810	—	48,810

Grant Type	Grant Date	TrueCar Grant #	Number of Shares Granted	Requires Continued Status as	Vesting End Date	Exercise Price	Status After Execution of Separation Agreement (share numbers reflective of splits)	Shares Expected to be Vested as of 12/15/15 Termination Date (includes options previously exercised or RSUs released)	Shares Vesting During Advisory Services Term (From December 16, 2015 to May 31, 2018)	Options Exercised Prior to 12/15/15 Termination Date
Expected Remaining Outstanding Options as of End of Advisory Services Term on 5/31/18 (assumes no exercise during Advisory Services Term) OR Outstanding RSUs to be Vested and Released During Advisory Services Term

RSU	12-Mar-15	ZA3720	4,445	SP	31-Dec-15	~	Vesting continues during Advisory Services Term.	3,334	1,111	0	1,111
Option	23-Apr-15	ZA3787	500,000	SP	1-Jan-19	$ 15.710	Vesting continues during Advisory Services Term.	114,583	302,083	0	416,666
RSU	23-Apr-15	ZA3813	166,666	SP	31-Dec-18	~	Vesting continues during Advisory Services Term.	31,249	104,167	0	104,167
(A) - Performance-based award. Reflects 88.5% achievement of performance criteria.							Column Totals:	7,005,100	1,555,641	668,233	7,259,952

EXHIBIT B

FORM OF JOINT PRESS RELEASE

For Immediate Release

Contact
pressinquiries@truecar.com
Alan Ohnsman
424-258-8044
aohnsman@truecar.com

TrueCar names Chip Perry chief executive officer

Digital automotive services pioneer begins role next month

SANTA MONICA, Calif., (November 23, 2015) - TrueCar, Inc. (NASDAQ: TRUE), the modern car-buying service, announced that Chip Perry, an online automotive innovator and long-time industry leader, will be the company’s new president and chief executive officer, effective December 15.
Perry was the first employee of Autotrader.com in 1997 and served as its CEO from the company’s inception until 2013. While at the helm he guided the company’s evolution from a one-person startup into the world’s largest online automotive marketplace, with $1.5 billion in revenue, 20,000 dealer customers, 16 million monthly unique visitors and 3,500 employees. Perry oversaw Autotrader’s creation of an array of transformative digital solutions that have helped thousands of dealers grow their presence online. Most recently, he has been president and CEO of Atlanta-based RentPath LLC, parent company of ApartmentGuide.com and Rent.com.
“I’ve followed TrueCar’s progress for many years and am truly excited to be joining the company. TrueCar has built incredible tools for car buyers and retailers and has a strong base on which to grow,” Perry said. “My initial focus will be on TrueCar’s dealer partners - listening to them and finding ways to serve them better.”
As previously announced, Scott Painter, TrueCar’s founder, will formally step down as CEO and also resign his positions as TrueCar’s chairman and as a member of the company’s board of directors, effective December 15.
“As founder of TrueCar, I’m proud of what we’ve accomplished, but it’s time for a change and we have found exactly the right person for the job,” Painter said.
“I know as well as anybody what is required to take the spark of an idea and turn it into a thriving business, and that is what Scott did for TrueCar,” said Perry. “Thanks to his leadership we have an extremely strong management team, a talented and enthusiastic employee base and an unflagging commitment to improving the car-buying experience for both consumers and dealers. I will put my full energy into helping TrueCar become all it can be.”
Prior to founding Autotrader, Mr. Perry was a management consultant in the Los Angeles office of McKinsey & Co, and was a vice president of new business development at the Los Angeles Times. In the early 1990s Perry led the team that launched TimesLink, one of the first major newspaper online services. It was from this experience that he gained the insight that digitally powered automotive classified advertising on the Internet would become a huge growth opportunity.
“Chip Perry was one of the best CEOs I ever worked with during my nearly 30 years as a partner at Kleiner Perkins Caufield & Byers,” said Joe Lacob, who was a member of the board of directors of AutoTrader.com for 13 years and is now the majority owner of the Golden State Warriors of the National Basketball Association. “He had the vision to see how the Internet could play a positive role in the auto industry and he built a great company that transformed how people buy and sell cars all across America.”
“There’s enormous opportunity in TrueCar’s business,” Perry said. “This company has great assets and I look forward to working with the team to scale the business and generate value for all of TrueCar’s stakeholders.”

Investor Contact
Alison Sternberg
424-258-8771
asternberg@truecar.com

About TrueCar
TrueCar, Inc. (NASDAQ: TRUE) gives consumers transparent insight into what others paid and access to guaranteed savings off MSRP from TrueCar Certified Dealers. TrueCar’s network of more than 10,000 trusted Certified Dealers is committed to providing upfront pricing information and a hassle-free buying experience. TrueCar powers car-buying programs for some of the largest U.S. membership and service organizations, including AARP, American Express, AAA, Sam’s Club and USAA. Not all program features are available in all states. TrueCar is headquartered in Santa Monica, California, with offices in San Francisco and Austin, Texas. For more information, go to www.truecar.com. Follow us on Facebook or Twitter.

TrueCar media line: +1-844-469-8442 (US toll-free) | Email: pressinquiries@truecar.com
###